EXHIBIT 23.1
              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference of our report dated March 12, 1999 (except with respect to the matters discussed in Notes 17(b) and 17(c), as to which the date is March 30, 1999), included in this Form 10-KSB into Big Entertainment, Inc.'s previously filed Registration Statements on Form S-3, file numbers 333-21173, 33-382919, 333-57855 and 333-68209, and on Form S-8, file no. 333-14659. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP
Miami, Florida
  March 31, 1999